Exhibit 99.1

JONES ENERGY INC. ANNOUNCES APPOINTMENT OF TWO NEW INDEPENDENT DIRECTORS

Austin, TX — November 6, 2018 — Jones Energy Inc. (NYSE: JONE) (“Jones Energy” or the “Company”) announced today the appointment of two new directors to its Board of Directors (the “Board”) and related changes to its standing committees.

On November 6, 2018, the Board voted unanimously to expand the size of the Board from seven to eight members and to appoint Ms. Tara W. Lewis and Mr. L. Spencer Wells as new independent directors. Ms. Lewis will serve as a Class II director whose term expires in 2021 and Mr. Wells will serve as a Class I director whose term expires in 2020. The Board also voted unanimously to appoint Ms. Lewis to the Audit Committee and to the Compensation Committee and Mr. Wells as Chairman of the Nominating and Corporate Governance Committee.

Ms. Lewis is the former Vice President of HEYCO Energy Group, Inc., serving from 1998 to 2015, and continues to serve that company in a consulting role. Ms. Lewis is also a Special Board Advisor to the Board of Directors of Matador Resources (NYSE: MTDR). Mr. Wells is a founding partner of Drivetrain Advisors, LLC, a firm providing fiduciary services.

Following these changes, the Board committees will consist of the following members:

•              Audit Committee: Alan Bell (Chair), Tara Lewis, Halbert Washburn

•              Compensation Committee: Halbert Washburn (Chair), Alan Bell, Tara Lewis

•              Nominating and Corporate Governance Committee: L. Spencer Wells (Chair), Scott McCarty, Alan Bell

Jones Energy CEO, Mr. Carl Giesler, said, “We welcome our new Board members, Tara and Spencer. Together, they bring further oil & gas, financial, accounting, liability management and corporate governance expertise to our Board of Directors.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration and development of oil and natural gas properties in the Anadarko basin of Texas and Oklahoma. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact

Page Portas, 512-493-4834

Investor Relations Associate